Exhibit 99.1

For Immediate Release

LIPOCINE CLOSES

UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK

SALT LAKE CITY (January 28, 2021) - Lipocine Inc. (NASDAQ:LPCN), a clinical-stage biopharmaceutical company focused on metabolic and endocrine disorders, today announced the closing of an underwritten public offering of 16,428,571 shares of its common stock, offered at a price of $1.75 to the public, which included the exercise in full by the underwriters of their option to purchase 2,142,857 additional shares of common stock at the public offering price. Gross proceeds to Lipocine were approximately $28.7 million before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

Raymond James & Associates, Inc. acted as sole book-running manager and Ladenburg Thalmann & Co. Inc. acted as co-manager for the public offering.

The shares were offered pursuant to an effective shelf registration statement on Form S-3 (No. 333-250072) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on November 23, 2020. A prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s web site at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus may be obtained from Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716, by telephone at (800) 248-8863 or by e-mail at prospectus@raymondjames.com.

About Lipocine Inc.

Lipocine Inc. (“Lipocine”) is a clinical-stage biopharmaceutical company focused on metabolic and endocrine disorders using its proprietary drug delivery technologies. Lipocine's clinical development pipeline includes: TLANDO, LPCN 1144, TLANDO XR, LPCN 1148 and LPCN 1107. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate, has received tentative approval from the U.S. Food and Drug Administration (the “FDA”) for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. LPCN 1144, an oral prodrug of bioidentical testosterone, recently completed a proof-of-concept clinical study demonstrating the potential utility in the treatment of non-cirrhotic NASH. LPCN 1144 is currently being studied in a Phase 2 clinical study.  TLANDO XR, a novel oral prodrug of testosterone, originated and is being developed by Lipocine as a next-generation oral testosterone product with potential for once-daily dosing. In a Phase 2 clinical evaluation when administered once daily or twice daily, TLANDO XR met the typical primary and secondary end points. LPCN 1148 is an oral prodrug of bioidentical testosterone targeted for the treatment of cirrhosis. LPCN 1107 is potentially the first oral hydroxyprogesterone caproate product candidate indicated for the prevention of recurrent preterm birth and has been granted orphan drug designation by the FDA. For more information, please visit www.lipocine.com.

CONTACTS:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

mb@lipocine.com

Hans Vitzthum

Phone: (617) 535-7743

hans@lifesciadvisors.com

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